10SION

By email to clayton@okrigfab.com

Jason Clayton, President
Fluid End Sales, Inc.
8009 S. I-35 Service Rd.
Okahoma City, OK 73149

Re: Letter Agreement for brokerage, servicing and fulfillment of purchase and sale of oil drilling rigs.

Dear Mr. Clayton:

Upon your acceptance in the space provided below, this letter agreement establishes a relationship between 10sion Holdings and Fluid End Sales, Inc., d/b/a Five Star Rig and Supply pursuant to which Fluid End Sales will provide its services in brokering one or more purchases of oil drilling rigs from Helmerich & Payne, Inc. who you have identified as having not less than six oil drilling rigs available for purchase, or another vendor either we or you identify, the refurbishment and repair of those same rigs by services provided by Fluid End Sales at your Oklahoma City yard location. You and we will fully cooperate and use our respective best efforts to accomplish the purposes of this letter agreement, although you and we understand that neither of us can assure the completion of the subject transactions. Your services include, but are not limited to, the following:

- Obtaining a letter confirmation from Helmerich & Payne, Inc. *or an alternative vendor* confirming the existence, availability, pricing and terms for not less than six oil drilling rigs and
- Providing a refurbishment Authorization for Expense, "AFE", spending estimate and draw schedule for each rig subject to a prospective buyer's industry standard estimated specification.

Terms and conditions of both purchase and resale of the oil drilling rigs will be subject to mutual consultation and our prior approval. We will buy 6 rigs for $24.5 million dollars. We will pay an additional commission of $2.5 million dollars.

We recognize that the purchase of the rigs, refurbishment and final sale to an end purchaser involve two basic stages for which we intent to work together to complete. We agree that this commission will be payable in two parts with 50% paid at closing of the purchase by 10sion and 50% paid when the rigs have reached their refurbishment location in the Five Star yard in Oklahoma City. We will negotiate the price of refurbishment on a competitive basis based on your inspection of the rigs prior to our purchase.

As a public offering of our common stock registered on Form S-1 under the Securities Act of 1933 is a necessary component of or obtaining funding for the purchase and sale of the oil drilling rigs, you hereby consent to the use of your name and other pertinent information about Fluid End Sales, its management and their experience in our S-1 registration statement and agree to review such disclosure for accuracy and completeness.

Please countersign this letter in the space provided below and return it to us by scan and email. Upon your acceptance, this letter will become a legally binding agreement between 10sion Holdings and Fluid End Sales.

Very truly yours,

Kenneth D. Bland
Chief Executive Officer

Agreed and accepted:
Fluid End Sales, Inc.

Jason Clayton, President

December 10, 2018